Exhibit 10

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 9th day of March, 2007, (the "Effective Date") between Environmental Energy Services, Inc., a Delaware corporation (the “Company”), and James J. Hines (“Officer”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of acquiring, exploring and developing oil and gas fields in the United States (the “Existing Businesses”);

WHEREAS, the Company and Officer are executing this Agreement to hire Officer as an officer to manage and supervise the capital-raising efforts and communications with the shareholders and brokers of the Company;

WHEREAS, the parties hereto desire to enter into an agreement for the Company’s employment of Officer on the terms and conditions contained in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Employment, Title and Responsibilities.  Subject to the terms and conditions of this Agreement, the Company hereby employs Officer, and Officer hereby accepts employment with the Company.   The Officer shall be employed as Director of Finance for the Company.  The duties of the Officer shall include the performance of such other duties and projects typical of the office as may be assigned by the Chief Executive Officer of the Company (the “Officer’s Services”).  Unless otherwise agreed to by Officer and Company, Officer shall be based at the Company’s principal executive offices located in the greater Boise, Idaho metropolitan area.

2.

Term.  Unless earlier terminated by either party hereto in accordance with the provisions of Section 6.1, 6.2 or 6.4 herein, Officer’s employment pursuant to this Agreement will commence as of March 1, 2007 and will continue until October 1, 2007 (the “Initial Term”), provided that the Initial Term will be automatically extended to March 1, 2008 unless one party notifies the other party before September 15, 2007 of its intention not to extend the Initial Term.  After the expiration of the Initial Term on March 1, 2008, the Officer will be employed on an at-will basis, and either party may terminate Officer’s employment hereunder on thirty days notice to the other party.

3.

Time Commitment.  During the Officer’s employment under this Agreement, accept as defined in Schedule B, Officer will devote Officer’s full business time, attention and energies to the diligent and faithful performance of Officer’s duties as an Officer of Company. The Officer will not, during the term of this Agreement directly or indirectly actively engage in any

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other business, either as Officer, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company.

4.

Compensation and Benefits.  In consideration of Officer’s Services under this Agreement, Company will provide to Officer the compensation and other benefits set forth on Exhibit A attached hereto.

5.

Covenants of Officer.  Officer understands and acknowledges that the Company’s ability to develop and retain trade secrets, customer lists, proprietary techniques, information regarding customer needs and other confidential information relating to the Company Business is of the utmost importance to the Company’s success, and Officer further acknowledges that Officer will develop and learn information in the course of Officer’s employment that would be useful in competing unfairly with the Company.  In light of these facts and in consideration of Officer’s employment with the Company and the Company’s agreement to compensate Officer on the terms set forth in Section 4 of this Agreement, Officer covenants and agrees with Company as follows:

5.1.

Confidential Information.  Officer shall use his best efforts to protect Confidential Information.  During and after association with Company, Officer will not use (other than for Company) or disclose any of Company’s Confidential Information.  “Confidential Information” means information, without regard to form, relating to Company’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data, formulas, patterns, compilations (including compilations of customer information), programs, models, concepts, designs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing.  Confidential Information includes information disclosed to Company by third parties that Company is obligated to maintain as confidential.  Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the date on which Officer’s employment with the Company is terminated (the “Termination Date”).  “Person” means any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

5.2.

Return of Materials.  On the Termination Date or for any reason or at any time at Company’s request, Officer will deliver promptly to Company all materials, documents, plans, records, notes, or other papers and any copies in Officer’s possession or control relating in any way to Company’s Business, which at all times shall be the property of Company.

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5.3.

Solicitation of Employees and Independent Contractors.  During Officer’s employment hereunder and for one (1) year after the Termination Date, Officer will not induce, solicit, or assist in the solicitation of, any Person employed or engaged by Company in any capacity (including without limitation as an employee or independent contractor), to terminate such employment or other engagement, whether or not such Person is employed or engaged pursuant to a contract with Company and whether or not such Person is employed or otherwise engaged at will.

5.4.

Post-Termination Competition.  During Officer’s employment hereunder, and for a period of two (2) years after the voluntary termination of Officer’s employment with Company for any reason (with or without cause), Officer shall not directly or indirectly, either individually or through another entity in which Officer has an interest, own any interest in any oil and gas field in which the Company has an interest, including without limitation the Fayetteville Shale Operation. Notwithstanding the above, nothing contained herein shall be construed to prohibit Officer from owning either of record or beneficially not more than five percent (5%) of the shares or other equity interest of any Person that provided products or services competitive with the products or services sold by the Company.

5.5.

Disparagement.  Officer shall not at any time make false, misleading or disparaging statements about Company, including its products, services, management, Officers, and customers.

5.6.

Prior Agreements.  Officer warrants that Officer is not under any obligation, contractual or otherwise, limiting or affecting Officer’s ability or right to perform freely Services for Company.  Upon execution of this Agreement, Officer will give Company a copy of any agreement, or notify Company of any agreement if a written agreement is not available, with a prior employer or other Person purporting to limit or affect Officer’s ability or right to perform Services for Company, to solicit customers or potential customers, to solicit the Officers or independent contractors of a prior employer or other Person, or to use any type of information.

5.7.

Future Employment or Contractual Opportunities.  At any time before, and for one year after, the Termination Date, Officer shall provide any prospective employer with a copy of this Agreement, and upon accepting any employment with another Person, provide Company with the employer’s name and a description of the services Officer will provide.

5.8.

Work For Hire Acknowledgment; Assignment.  Officer acknowledges that work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, “Works”) are within the scope of Officer’s employment and part of Officer’s duties, responsibilities, or assignment.  Officer’s work on and contributions to the Works will be rendered and made by Officer for, at the instigation of, and under the overall direction of, Company, and all such work and contributions,

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together with the Works, are and at all times shall be regarded, as “work made for hire” as that term is used in the United States Copyright Laws.  Without limiting this acknowledgment, Officer assigns, grants, and delivers exclusively to Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals.  Officer will execute and deliver to Company, or its successors and assigns, any assignments and documents Company requests for the purpose of complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights in and to the Works, and Officer constitutes and appoints Company as its agent to execute and deliver any assignments or documents Officer fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

5.9.

Inventions, Ideas and Patents.  Officer shall disclose promptly to Company, and only to Company, any invention or idea of Officer (developed alone or with others) conceived or made during Officer’s employment by Company or within six months of the Termination Date.  Officer assigns to Company any such invention or idea in any way connected with Officer’s employment or related to Company’s Business, its research or development, or demonstrably anticipated research or development and will cooperate with Company and sign all papers deemed necessary by Company to enable it to obtain, maintain, protect, and defend patents covering such inventions and ideas and to confirm Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Company as its agent to execute and deliver any assignments or documents Officer fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable.  This constitutes written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Officer’s own time, unless (a) the invention relates (i) directly to Company’s Business, or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Officer for Company.

5.10

Property of Company.  Officer acknowledges and agrees that all business Officer generates because of his affiliation with the Company is and shall be the sole property of the Company.  All receivables, premiums, commissions, fees and other compensation generated by the Officer’s services are the property of the Company.  The Officer is hereby prohibited from invoicing customers of the Company except with the express written consent of the Company.  All checks or bank drafts representing payment for goods or services sold or rendered by the Company are property of the Company, and all monies or other consideration in whatever form received by the Officer from a client or customer of the Company shall be tendered immediately to the Company

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6.

Termination.

6.1.

Termination For Cause.  Officer’s employment under this Agreement may be terminated by the Company immediately upon the occurrence of one of the following events, and if so terminated, the Company shall have no further liability to Officer whatsoever for compensation, benefits or damages other than those that have accrued prior to termination:

(a)

the commission of any act by Officer which, if prosecuted, would constitute a felony;

(b)

any material act or omission involving malfeasance or negligence in the performance of employment duties which has a materially adverse effect on the Company and which has not been corrected in 30 days after written notice from the Company;

(c)

failure or refusal by Officer to comply with the policies of the Company contained in any Company Handbook or with the provisions of this Agreement if not cured within ten (10) days after the receipt of written notice from the Board of Directors;

(d)

Officer’s prolonged absence without the consent of the Company;

(e)

Officer’s gross neglect of his duties or willful insubordination to the Board of Directors or his superior officers;

(f)

the death of Officer;

(g)

delivery of written notice of termination by Company after Officer has become unable to perform Officer’s services by reason of illness or incapacity, which illness or incapacity results in Officer’s failure to discharge Officer’s duties under this Agreement for an aggregate total of sixty (60) days (whether consecutive or nonconsecutive) during any one hundred and eighty (180) day period.

6.2

Voluntary Termination. Notwithstanding anything to the contrary herein, the Officer shall be entitled to voluntarily terminate this Agreement and his employment with the Company at his pleasure upon thirty (30) days written notice to such effect. In such event, the Officer shall not be entitled to any further compensation other than any unpaid salary and benefits accrued through the date of termination. At the Company’s option, the Company may elect to have the Officer leave after receipt of notice of voluntary termination from Officer, and discontinue all pay to the Officer including the salary and benefits that the Officer would have received during such thirty (30) day period in lieu of requiring the Officer to stay at the Company.

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6.3

Severance Obligations of Company.  If the Company terminates the Officer during the Initial Term for any reason other than under Sections 2, 6.1, 6.2 or 6.4, then the Company will pay the officer severance of $1,200,000 and all options or warrants issued or issuable to the Officer hereunder shall vest.  If the Officer is terminated under Sections 6.1, 6.2 or 6.4, then no severance will be payable.

6.4

Termination for Lack of Performance.  The Company and Officer agree that the Company may, at its sole discretion, terminate the Officer under the following circumstances:

(a)

If, on or before October 15, 2007, the Company or one of its subsidiaries has not received net investment funds of at least $750,000, excluding funds invested or loaned by the Company’s Officers, Directors, former Officers or former Directors or their affiliates; provided, that the Company may not terminate the Officer under this Section 6.4(a) if the average market capitalization (i.e., closing stock price times number of common shares issued and outstanding) for the period from September 20, 2007 to October 10, 2007 (inclusive) exceeds $60,000,000.

(b)

If, on or before March 15, 2008, the Company or one of its subsidiaries has not received net investment funds of at least $2,500,000, excluding funds invested or loaned by the Company’s Officers, Directors, former Officers or former Directors or their affiliates; provided, that the Company may not terminate the Officer under this Section 6.4(b) if the average market capitalization (i.e., closing stock price times number of common shares issued and outstanding) for the period from February 20, 2008 to March 10, 2008 (inclusive) exceeds $100,000,000.

7.

Setoff.  All amounts due or payable to Officer by Company pursuant to this Agreement are subject to reduction and offset to the extent permitted by applicable law for any amounts due or payable to Company by Officer.

8.

No Conflicting Obligations.  Officer represents and warrants that Officer is not subject to any non-competition agreement, nondisclosure agreement, employment agreement, or any other contract of any nature whatsoever, oral or written, with any Person other than Company, or any other obligation of any nature, which will or could cause a breach of or default in, or which is in any way inconsistent with, the terms and provisions of this Agreement.

9.

Board of Directors.  Upon execution of this Agreement, the Company agrees to appoint Officer to fill a vacant position on its board of directors, and to nominate Officer for election to its board of directors at all subsequent meetings of shareholders at which directors are to be elected as long as the Officer is employed by the Company hereunder.  Officer hereby agrees that the termination of Officer’s employment hereunder for any reason, whether by Officer

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or Company, shall also constitute and be deemed a voluntary resignation by the Officer of his position as a director of the Company.

10.

Miscellaneous.

10.1.

Agreement Binding.  This Agreement will inure to the benefit of and be binding upon Company and its successors and assigns, and Officer and Officer’s heirs, executors, administrators and personal representatives.  This Agreement may not be assigned by Officer or by Company, except that Company may assign its rights under this Agreement without the written consent of Officer to any affiliate of Company or in connection with any transfer of Company or of all or any substantial part of the Company Business (and such assignment will not constitute a termination of Officer’s employment by Company for purposes of this Agreement) (“Permitted Assignment”); provided, however, that such affiliate or transferee will be obligated to perform this Agreement in accordance with its terms.  Company will be released from all of its obligations under this Agreement upon a Permitted Transfer.

10.2.

Entire Agreement.  This Agreement, including any attachments, contains the entire agreement between the parties with respect to employment of Officer by the Company and no statement, promise or inducement made by either party hereto, or any agent of either party, which is not contained in this Agreement, will be valid or binding; and this Agreement may not be enlarged, amended, modified or altered except in a writing signed by Company and Officer and specifically referencing this Agreement.  The provisions of this Agreement do not in any way limit or abridge any rights of Company or any affiliate under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable laws, all of which are in addition to and cumulative of the rights of Company under this Agreement.

10.3.

Provisions Severable.  If any provision or covenant of this Agreement is held by any court to be invalid, illegal or unenforceable, either in whole or in part, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, all of which will remain in full force and effect.  If any covenant in Section 5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Officer.

10.4.

Prior Agreements.  The terms and conditions of all prior agreements between the Company and Officer concerning the employment of Officer with the Company are hereby terminated and superseded by the terms and conditions of this Agreement.  In addition, this Agreement supersedes and terminates any former agreement that may have existed with the Company’s Officers or Directors, if any, and Officer

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acknowledges that no compensation under any provision of such agreement is owed or enforceable.

10.5.

Remedies.  Officer acknowledges that if Officer breaches or threatens to breach Officer’s covenants and agreements in this Agreement, then Officer’s actions may cause irreparable harm and damage to Company which could not be adequately compensated in damages.  Accordingly, if Officer breaches or threatens to breach this Agreement, then Company will be entitled to injunctive relief, in addition to any other rights or remedies of Company under this Agreement or otherwise.  Officer will indemnify Company and its affiliates and hold them harmless against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including reasonable attorneys’ fees, resulting from or relating to any breach by Officer of Officer’s representations, warranties, covenants and agreements under this Agreement.

10.5.

Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver and specifically referencing this Agreement.

10.6.

Notices.  All notices and other communications required or permitted to be given or made under this Agreement will be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient of this Agreement at such recipient’s address or facsimile number set forth below:

If to Company: Attn: Chief Executive Officer Environmental Energy Services, Inc. 3350 Americana Terrace, Suite 215 Boise, Idaho 83706 ________________________96	If to Officer: James J. Hines PO Box 7726 Boise, ID 83707-7726

Any such notice or communication will be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy of this Agreement to the recipient in accordance with this Section 10.6 on the date of such facsimile), or three days after mailing (if given or made by mail), and in proving same it will be sufficient to show that the envelope containing the same was delivered to the delivery or postal service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above.  Any Person entitled to notice may change the address(es) or facsimile number(s) to which notices or other communications to such Person will be delivered, mailed or transmitted by giving notice of this Agreement to the parties hereto in the manner provided in this Agreement.

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10.7.

Covenants Independent; Survival.

(a)

The covenants, agreements, representations, and warranties of Officer contained in this Agreement are separate and independent from the covenants, agreements, representations and warranties of Officer contained in any other agreement or document in favor of Company or any of its affiliates, and this Agreement will in no way affect or be affected by the scope or continuing validity of any such covenant, agreement, representation or warranty of Officer.

(b)

Officer’s obligations pursuant to Sections 5 will survive the Termination Date and any termination of this Agreement.  Except as required by law or the express terms of any Officer benefit plan in which Officer participates, neither Officer nor Officer’s heirs, executors, administrators or personal representatives, will be entitled to any salary, bonus or other compensation or any benefits during or for any period after the Termination Date.

10.8.

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.9.

Headings.  Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions.

10.10.

Withholding.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by Company under this Agreement to Officer will be subject to the withholding of such amounts relating to taxes or other charges as Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

10.11.

Tax Consequences.  Company will have no obligation to any Person entitled to the benefits of this Agreement with respect to any tax obligation any such Person incurs as a result of or attributable to this Agreement, including all supplemental agreements and Officer benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

10.12.

Governing Law.  This Agreement and the rights and obligations of the parties under this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Idaho, without regard to its principles of conflicts of law.

10.13.

Construction.  The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

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10.14.

Obligations Contingent.  The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Officer’s performance of Officer’s obligations under this Agreement.  The duties, covenants and agreements of Officer under this Agreement, being personal, may not be delegated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

OFFICER:

Name:  James J. Hines

ENVIRONMENTAL ENERGY SERVICES, INC.:

By:

Title:  CEO

Name: A. Leon Blaser

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Exhibit A

Compensation and Bonus Terms

Initial Base Salary

$120,000 per year, payable on a monthly basis

It is understood that the Company currently lacks the resources to pay the Officer’s base salary, which the Company can only pay from the proceeds of capital that it is attempting to raise (which Officer will be instrumental in raising).  Therefore, the Officer’s base salary will accrue and be payable only at such time as the Company has raised sufficient capital to pay the base salary.  Officer acknowledges that he will not be paid all of his accrued base salary from capital raised by the Company unless the other Officers of the Company are paid an equal number of months as him from the capital.

Warrants

Officer will receive warrants pursuant to the Company’s existing warrant plan for Officers, being 1,000,000 warrants with an exercise price equal to the closing price on the Effective Date, which was $0.06; 2,000,000 warrants with an exercise price equal to five (5) times the closing price on the Effective Date, or $0.30; and 4,000,000 warrants with an exercise equal to ten (10) times the closing price on the Effective Date, or $0.60.   All warrants will be exercisable for five years from the Effective Date, and are fully vested immediately.

Officer will also receive warrants pursuant to the Company’s existing warrant plan for Members of the Board of Directors, being 1,000,000 warrants with an exercise price equal to the closing price on the Effective Date, which was $0.06; 1,000,000 warrants with an exercise price equal to five (5) times the closing price on the Effective Date, or $0.30; and 1,000,000 warrants with an exercise equal to ten (10) times the closing price on the Effective Date, or $0.60.   All warrants will be exercisable for five years from the Effective Date, and are fully vested immediately.

Signing Bonus	A signing bonus of $10,000.00 will be accrued and payable as per the “Initial Base Salary” section of this Exhibit A.

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Performance Options

The Officer is hereby granted options to acquire 8 million shares of common stock at $0.08 per share, with an expiration date exactly three years from the date of vesting.  The options may only be exercised when and to the extent that they “vest.”  For purposes of this Agreement, the options will vest if the following condition is satisfied:

•

if the average market capitalization (i.e., closing stock price times number of common shares issued and outstanding) for the period from February 20, 2008 to March 10, 2008 (inclusive) exceeds $100,000,000 the maximum number of options that will vest will be the number of shares held by the Company officer holding the second largest number of shares of stock in the Company determined on a fully-diluted basis.

By way of example, if the average market capitalization equals $200,000,000, then 2,000,000 of the options will vest (200,000,000 * .01).

All calculations of average market capitalization will be made on a fully diluted basis.   Officer agrees that all taxes incurred or payable as a result of the bonus will be borne by the Officer.

Officer Benefits

•

Health, dental, life, AD&D, and disability insurance to the extent provided to other officers of the Company

•

Three weeks of paid time off per year, to be used as sick leave, vacation or person time off at the discretion of Officer – any time not taken does not accumulate nor is cash paid in lieu of time not utilized.  In addition, these weeks accumulate after the completion of one years service to the Company

•

The ability to participate in the company’s 401(k) plan, or other retirement plans, to the extend provided to other officers of the Company

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Exhibit B

Outside Activities

The Company acknowledges that the Officer is unwinding operations in New York and is allowed to finish these activities without violating this Agreement.

Also, the Company acknowledges that Officer may be asked to perform services for Leon or his outside activities and exempts time spent on these activities from violating the Agreement.

Any activities contained in this exhibit will not require written permission for the Officer.

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